UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event

reported)   March 9, 2006 (March 3, 2006)

Build-A-Bear Workshop, Inc.

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(Exact Name of Registrant as Specified in Its Charter)

Delaware --------------------------- (State or Other Jurisdiction of Incorporation)	001-32320 ------------------- (Commission File Number)	43-1883836 --------------------------- (IRS Employer Identification No.)

1954 Innerbelt Business Center Drive St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63114 ------------------ (Zip Code)

(314) 423-8000

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(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on March 3, 2006, Build-A-Bear Workshop, Inc. (the “Company”), through its wholly-owned U.K. subsidiary Build-A-Bear Workshop UK Holdings Limited (“Holdings”), entered into a Share Purchase Agreement (the “Bear Factory Purchase Agreement”) on March 3, 2006 with The Hamleys Group Limited, an English corporation (“Hamleys”), and The Bear Factory Limited, an English corporation and stuffed animal retailer (“Bear Factory”), pursuant to which Holdings agreed to purchase all of the issued and outstanding share capital of Bear Factory from Hamleys (the “Bear Factory Transaction”). The purchase price for the shares of Bear Factory is £15,000,000 (approximately $26.4 million based on the exchange rate on the date of the Bear Factory Purchase Agreement), subject to adjustment based upon a closing net current asset valuation of Bear Factory. The Bear Factory Purchase Agreement contains certain customary representations, warranties and covenants on the part of Holdings and Hamleys appropriate for a U.K. transaction.

The consummation of the Bear Factory Transaction is subject to the approval of the U.K. Office of Fair Trade for competition clearance.

Also as previously announced, on March 3, 2006, Holdings entered into a Sale and Purchase Agreement (the “Amsbra Purchase Agreement” and, together with the Bear Factory Purchase Agreement, the “Purchase Agreements”) with the selling shareholders of Amsbra, Ltd., an English corporation and current franchisee of the Company (“Amsbra”), the Company, and Andrew Mackay pursuant to which Holdings agreed to purchase all the issued and outstanding share capital of Amsbra (the “Amsbra Transaction” and, together with the Bear Factory Transaction, the “Transactions”). The purchase price for the Amsbra shares is £5,500,000 (approximately $9.7 million based on the exchange rate on the date of the Amsbra Purchase Agreement). The Amsbra Transaction includes the assumption by Holdings of a $4,425,000 (USD) loan made by Build-A-Bear Workshop Franchise Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Franchise Holdings”). At the closing of the Amsbra Transaction, Holdings will be required to advance Amsbra £500,000 to enable Amsbra to repay an additional loan obligation. The Amsbra Purchase Agreement contains certain customary representations, warranties and covenants on the part of the selling shareholders of Amsbra and Holdings appropriate for a U.K. transaction. The Company guaranteed Holdings’ obligations under the Amsbra Purchase Agreement and agreed to indemnify the sellers for any breach or nonperformance thereof.

The consummation of the Amsbra Transaction is subject to a number of closing conditions, including (i) the termination of certain options, (ii) the completion of the Bear Factory Transaction, and (iii) the issuance of a representations and warranties insurance policy. The Amsbra Purchase Agreement will terminate if the closing of the Amsbra Transaction has not occurred by May 30, 2006.

The Transactions collectively are valued at £23.6 million, or approximately $41.4 million, based on the exchange rate on the date of the Purchase Agreements. The parties currently expect the Transactions to close simultaneously late in the Company’s first quarter or early in the second quarter of fiscal 2006. However, there is no assurance the Transactions will be consummated.

Relationship to Amsbra

Amsbra became a franchisee of the Company in May 2003 pursuant to a franchise agreement with Franchise Holdings. Amsbra holds franchise rights in England, Scotland, Wales, Northern Ireland and the Irish Republic, currently operates 11 Build-A-Bear Workshop stores in the U.K. and owns a partial interest in Faber France S.A.S., the Company’s franchisee in France.

Forward-Looking Statements

Certain statements in this Form 8-K are “forward-looking statements” within the meaning of U.S. federal securities laws. The Company intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements include, but are not limited to, statements about the Company’s expectations regarding the timing of the closing of the Transactions. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include the satisfaction of the closing conditions for each of the Transactions, including U.K. regulatory approval, among other factors and events. Many of these factors and events are beyond the Company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this Form 8-K. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILD-A-BEAR WORKSHOP, INC.

Date: March 9, 2006	By:	/s/ Tina Klocke
Name: Tina Klocke Title: Chief Financial Bear, Secretary and Treasurer

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